Exhibit 99.1

FOR IMMEDIATE RELEASE	Media/Investor Contact: Martha Lindeman 312-373-2430

PLAYBOY ENTERPRISES, INC. ANNOUNCES CASH TENDER OFFER AND CONSENT SOLICITATION FOR ALL OUTSTANDING 11% SENIOR SECURED NOTES DUE 2010

CHICAGO, Tuesday, February 22, 2005 – Playboy Enterprises, Inc. (“Playboy”) (NYSE: PLA, PLAA) today announced that its wholly owned subsidiary PEI Holdings, Inc. (“Holdings”) has commenced an offer to purchase for cash all $80 million of its 11% Senior Secured Notes due 2010. In connection with the tender offer, consents from holders of the notes are being solicited for certain amendments which would eliminate substantially all of the restrictive covenants and certain events of default and would release all of the related guarantees and collateral. The terms and conditions of the tender offer and consent solicitation are set forth in an Offer to Purchase and Consent Solicitation Statement (the “Statement”) that is being delivered to holders of the notes.

The consent solicitation will expire at 5:00 p.m., New York City time, on March 7, 2005, unless extended or earlier terminated (the “Consent Deadline”). The tender offer will expire at 9:00 a.m., New York City time, on March 22, 2005, unless extended or earlier terminated (the “Expiration Time”).

Holders that properly tender their notes and consents at or before the Consent Deadline will, if their notes are accepted for payment, receive total consideration of $1,186.68 in cash for each $1,000 principal amount of notes validly tendered and not validly withdrawn, which includes a consent payment of $20 for each $1,000 principal amount tendered and accepted.

Holders that properly tender after the Consent Deadline and before the Expiration Time will receive tender consideration of $1,166.68 for each $1,000 principal amount of notes tendered and accepted, but will not receive the Consent Payment.

Holders that properly tender notes will, if their notes are accepted for payment, receive accrued and unpaid interest up to, but not including, the applicable payment date. Any holder that tenders notes pursuant to the tender offer must also deliver a consent.

Linda Havard, Executive Vice President, Finance and Operations and Chief Financial Officer of Playboy, said, “We expect to fund the tender offer and consent solicitation from various sources, which may include available cash, borrowings under Playboy’s existing credit facility, new debt financing, or a combination of these sources.” Completion of the tender offer and consent solicitation is subject to the satisfaction of certain conditions, including (i) receipt of valid tenders for at least 66-2/3% of the principal amount of outstanding notes and (ii) availability of sufficient financing to complete the tender offer and consent solicitation. The tender offer and consent solicitation may be amended, extended or, under certain conditions, terminated.

Copies of the Statement and other documents, including the related letter of transmittal, can be obtained by contacting Global Bondholder Services Corp., the information agent for the tender offer and consent solicitation, at (866) 612-1500 (toll free). UBS Investment Bank is the exclusive dealer manager for the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation can be addressed to the Liability Management Group of UBS at (203) 719-4210 (call collect) or (888) 722-9555 x4210 (toll free).

This press release does not constitute an offer to purchase, a solicitation of an acceptance of the tender offer or a solicitation of consents with respect to the notes, which may be made only pursuant to the terms of the Statement and the related letter of transmittal. None of Playboy, Holdings, the dealer manager, the information agent, the depositary or any of their respective affiliates makes any recommendation in connection with the tender offer or the consent solicitation.

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Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates Playboy and Spice television networks and distributes programming globally via DVD and a network of Websites including Playboy.com, a leading men’s lifestyle and entertainment Web site; and licenses the Playboy and Spice trademarks internationally for a range of consumer products and services.

This press release contains “forward-looking statements” as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1)	Foreign, national, state and local government regulation, actions or initiatives, including:
(a)	attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video, and online materials,
(b)	limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or
(c)	substantive changes in postal regulations or rates which could increase our postage and distribution costs;
(2)	Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees;
(3)	Our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;
(4)	Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;
(5)	Our ability to protect our trademarks, copyrights and other intellectual property;
(6)	Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials we distribute;
(7)	The risk our outstanding litigation could result in settlements or judgments which are material to us;
(8)	Dilution from any potential issuance of common or convertible preferred stock or convertible debt in connection with financings or acquisition activities;
(9)	Competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;
(10)	Competition in the television, men’s magazine, Internet and product licensing markets;
(11)	Attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;
(12)	Our television and Internet businesses’ reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;
(13)	Risks associated with losing access to transponders and competition for transponders and channel space;
(14)	The impact of industry consolidation, any decline in our access to, and acceptance by, direct-to-home and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements or pressure on margin splits with operators of these systems;
(15)	Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions and the restructuring of our international TV joint ventures;
(16)	Any charges or costs we incur in connection with restructuring measures we may take in the future;
(17)	Risks associated with the financial condition of Claxson Interactive Group Inc., our Playboy TV-Latin America, LLC joint venture partner;
(18)	Increases in paper or printing costs;
(19)	Effects of the national consolidation of the single-copy magazine distribution system; and
(20)	Risks associated with the viability of our primarily subscription- and e-commerce-based Internet model.